UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  November 30, 2012

Interleukin Genetics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-32715	94-3123681
(Commission File Number)	(IRS Employer Identification No.)

135 Beaver Street Waltham, MA	02452
(Address of Principal Executive Offices)	(Zip Code)

(781) 398-0700

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On November 30, 2012, Interleukin Genetics, Inc. (the “Company”) entered into the Fifth Amendment to the Amended and Restated Note Purchase Agreement (the “Note Purchase Agreement Amendment”) with Pyxis Innovations Inc. (“Pyxis”) to extend the maturity date for repayment of all borrowings under its credit facility with Pyxis until March 31, 2014.  Prior to this amendment, the maturity date for repayment of all borrowings under the credit facility had been November 30, 2012.  All $14,316,255 available under the credit facility has been drawn down. All borrowings under the credit facility are convertible into shares of the Company’s common stock at a conversion price equal to $5.6783 per share.

As a result of the extension of the maturity date, the Company has also issued amended and restated promissory notes replacing the notes originally issued to Pyxis on June 10, 2008, May 29, 2009, November 9, 2009, February 1, 2010, September 30, 2010, November 9, 2011 and April 13, 2012, solely to reflect the amended maturity date.

Copies of the Note Purchase Agreement Amendment and form of amended and restated promissory note are filed as exhibits 10.1 and 4.1, respectively, to this Current Report on Form 8-K and each is incorporated by reference herein. The foregoing summaries of such documents are subject to, and qualified in their entirety by reference to, such exhibits.  The provisions of such agreements, including any representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreements and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the SEC.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

4.1	Form of Amended and Restated Promissory Note under the credit facility with Pyxis Innovations Inc. issued on November 30, 2012.

10.1	Fifth Amendment, dated November 30, 2012, to the Amended and Restated Note Purchase Agreement, dated March 11, 2009, between Interleukin and Pyxis Innovations Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERLEUKIN GENETICS, INC.

Date: November 30, 2012	/s/ Eliot M. Lurier
Eliot M. Lurier
Chief Financial Officer